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                                                                  Exhibit (c)(7)

                         LIMITED WAIVER AND EXTENSION


         This LIMITED WAIVER AND EXTENSION (this "Waiver") is dated as of March 12, 1996 and entered into by and among Marriott International, Inc., a Delaware corporation ("Parent"), FG Acquisition Corp., an Indiana corporation (the "Purchaser"), and Forum Group, Inc., an Indiana corporation (the "Company"), and is made with reference to that certain Agreement and Plan of Merger dated as of February 15, 1996 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Merger Agreement.

                                    RECITALS

         WHEREAS, Parent and the Purchaser are willing to waive one of the conditions to the Offer contemplated by the Merger Agreement and Parent, the Purchaser and the Company desire to extend the Offer until 12:01 A.M., New York City time, Saturday, March 23, 1996, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.  CONDITIONS TO THE OFFER

         (a) Each of Parent and the Purchaser irrevocably waives the condition to the Offer set forth in clause (ii)(j) of Exhibit A to the Merger Agreement and repeated at Section 15 of the Purchaser's Offer to Purchase dated February 23, 1996.

         (b) So long as the Offer is not earlier terminated or extended beyond the time provided for in Section 2 of this Waiver, effective at 12:01 A.M., New York City time, Friday, March 22, 1996, Parent and the Purchaser will irrevocably waive the conditions to the Offer set forth in clauses (ii)(a),
(ii)(b), (ii)(d), (ii)(e), (ii)(f) and (ii)(k) of Exhibit A to the Merger Agreement and repeated at Section 15 of the Purchaser's Offer to Purchase dated February 23, 1996. The foregoing sentence shall not prejudice the rights of Parent and the Purchaser to extend or terminate the Offer if, as of 12:00 midnight, New York City time, Thursday, March 21, 1996, any of the foregoing conditions is not fulfilled, in which event this subparagraph (b) will be of no further force or effect.

         (c) The parties acknowledge that the condition to the Offer set forth in clause (ii)(i) of Exhibit A to the Merger Agreement and repeated at Section 15 of the Purchaser's Offer to Purchase dated February 23, 1996 has been satisfied.

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Section 2.  EXTENSION OF OFFER

         Each of Parent, the Purchaser and the Company agrees that, notwithstanding the provisions of Section 1.1(a) of the Merger Agreement, Parent and the Purchaser shall be permitted to extend the expiration date of the Offer until 12:01 A.M., New York City time, Saturday, March 23, 1996, without regard to whether all Conditions shall have been satisfied on or before such date and time.

Section 3.  TIMING OF PAYMENTS TO DEPOSITARY

         So long as both (i) the Offer is not terminated or extended beyond the time provided for in Section 2 of this Waiver and (ii) the Shares are accepted for payment at the expiration of the Offer, Parent and the Purchaser agree to deposit with The First Chicago Trust Company of New York, in its capacity as depositary for the Offer (the "Depositary"), by not later than 10:00 a.m., New York City time, on Monday, March 25, 1996, immediately available funds sufficient to make payment on all Shares which the Depositary notifies Parent and the Purchaser have been validly tendered and not withdrawn pursuant to the Offer and to instruct the Depositary to begin making prompt payment on March 25, 1996 in respect of all such Shares so accepted for payment.

Section 4.  MISCELLANEOUS

         Except as expressly set forth herein, the terms, provisions and conditions of the Merger Agreement shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

         This Waiver may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         Except to the extent the IBCL is required to apply, this Waiver shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.


        [The remainder of this page has been left blank intentionally.]

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         IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                 FORUM GROUP, INC.


                                 By: /s/ Dennis L. Lehman
                                     -------------------------
                                  Name:  Dennis L. Lehman
                                  Title: Senior Vice President and
                                         Chief Financial Officer

                                 MARRIOTT INTERNATIONAL, INC.


                                 By: /s/ William J. Shaw
                                     -------------------------
                                  Name:  William J. Shaw
                                  Title: Executive Vice President

                                 FG ACQUISITION CORP.


                                 By: /s/ William J. Shaw
                                     -------------------------
                                  Name:  William J. Shaw
                                  Title: President

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